CUSIP No. 74275K908	SCHEDULE 13G	Page 1 of 34 Pages

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )*

Procore Technologies, Inc.

(Name of Issuer)

COMMON STOCK, $0.0001 PAR VALUE PER SHARE

(Title of Class of Securities)

74275K908

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 74275K908	SCHEDULE 13G	Page 2 of 34 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners II, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 11,225,164
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 11,225,164
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,225,164
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.5% (1)
12.	TYPE OF REPORTING PERSON PN

(1)

The percent of class was calculated based on 132,018,026 shares of Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2021.

CUSIP No. 74275K908	SCHEDULE 13G	Page 3 of 34 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners II-B, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 8,787,037
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 8,787,037
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,787,037
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.7% (1)
12.	TYPE OF REPORTING PERSON PN

(1)

The percent of class was calculated based on 132,018,026 shares of Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2021.

CUSIP No. 74275K908	SCHEDULE 13G	Page 4 of 34 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners II Co-Invest, L.P., P Series
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 4,160,944
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 4,160,944
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,160,944
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.2% (1)
12.	TYPE OF REPORTING PERSON PN

(1)

The percent of class was calculated based on 132,018,026 shares of Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2021.

CUSIP No. 74275K908	SCHEDULE 13G	Page 5 of 34 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners GP II, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 24,173,145 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 24,173,145 (1)
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 24,173,145 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 18.3% (2)
12.	TYPE OF REPORTING PERSON PN

(1)

Represents shares of Common Stock held by ICONIQ Strategic Partners II, L.P., ICONIQ Strategic Partners II-B, L.P. and ICONIQ Strategic Partners II Co-Invest L.P., P Series. ICONIQ Strategic Partners II GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners II, L.P., ICONIQ Strategic Partners II-B, L.P. and ICONIQ Strategic Partners II Co-Invest, L.P., P Series, and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners II, L.P., ICONIQ Strategic Partners II-B, L.P. and ICONIQ Strategic Partners II Co-Invest, L.P., P Series.

(2)

The percent of class was calculated based on 132,018,026 shares of Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2021.

CUSIP No. 74275K908	SCHEDULE 13G	Page 6 of 34 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners II TT GP, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 24,173,145 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 24,173,145 (1)
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 24,173,145 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 18.3% (2)
12.	TYPE OF REPORTING PERSON CO

(1)

Represents shares of Common Stock held by ICONIQ Strategic Partners II, L.P., ICONIQ Strategic Partners II-B, L.P. and ICONIQ Strategic Partners II Co-Invest L.P., P Series. ICONIQ Strategic Partners II GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners II, L.P., ICONIQ Strategic Partners II-B, L.P. and ICONIQ Strategic Partners II Co-Invest, L.P., P Series, and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners II, L.P., ICONIQ Strategic Partners II-B, L.P. and ICONIQ Strategic Partners II Co-Invest, L.P., P Series. ICONIQ Strategic Partners II TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners II GP, L.P.

(2)

The percent of class was calculated based on 132,018,026 shares of Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2021.

CUSIP No. 74275K908	SCHEDULE 13G	Page 7 of 34 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners III, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 5,237,611
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 5,237,611
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,237,611
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.0% (1)
12.	TYPE OF REPORTING PERSON PN

(1)

The percent of class was calculated based on 132,018,026 shares of Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2021.

CUSIP No. 74275K908	SCHEDULE 13G	Page 8 of 34 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners III-B, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 5,596,460
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 5,596,460
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,596,460
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.2% (1)
12.	TYPE OF REPORTING PERSON PN

(1)

The percent of class was calculated based on 132,018,026 shares of Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2021.

CUSIP No. 74275K908	SCHEDULE 13G	Page 9 of 34 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners III Co-Invest, L.P., Series P
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 2,042,994
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 2,042,994
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,042,994
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.5% (1)
12.	TYPE OF REPORTING PERSON PN

(1)

The percent of class was calculated based on 132,018,026 shares of Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2021.

CUSIP No. 74275K908	SCHEDULE 13G	Page 10 of 34 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners III GP, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 12,877,065 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 12,877,065 (1)
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,877,065 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.8% (2)
12.	TYPE OF REPORTING PERSON PN

(1)

Represents shares of Common Stock held by ICONIQ Strategic Partners III, L.P., ICONIQ Strategic Partners III-B, L.P. and ICONIQ Strategic Partners III Co-Invest L.P., Series P. ICONIQ Strategic Partners III GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners III, L.P., ICONIQ Strategic Partners III-B, L.P. and ICONIQ Strategic Partners III Co-Invest, L.P., Series P, and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners III, L.P., ICONIQ Strategic Partners III-B, L.P. and ICONIQ Strategic Partners III Co-Invest, L.P., Series P.

(2)

The percent of class was calculated based on 132,018,026 shares of Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2021.

CUSIP No. 74275K908	SCHEDULE 13G	Page 11 of 34 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners III TT GP, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 12,877,065 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 12,877,065 (1)
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,877,065 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.8% (2)
12.	TYPE OF REPORTING PERSON CO

(1)

Represents shares of Common Stock held by ICONIQ Strategic Partners III, L.P., ICONIQ Strategic Partners III-B, L.P. and ICONIQ Strategic Partners III Co-Invest L.P., Series P. ICONIQ Strategic Partners III GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners III, L.P., ICONIQ Strategic Partners III-B, L.P. and ICONIQ Strategic Partners III Co-Invest, L.P., Series P, and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners III, L.P., ICONIQ Strategic Partners III-B, L.P. and ICONIQ Strategic Partners III Co-Invest, L.P., Series P. ICONIQ Strategic Partners III TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners III GP, L.P.

(2)

The percent of class was calculated based on 132,018,026 shares of Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2021.

CUSIP No. 74275K908	SCHEDULE 13G	Page 12 of 34 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners IV, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 2,009,823
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 2,009,823
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,009,823
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.5% (1)
12.	TYPE OF REPORTING PERSON PN

(1)

The percent of class was calculated based on 132,018,026 shares of Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2021.

CUSIP No. 74275K908	SCHEDULE 13G	Page 13 of 34 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners IV-B, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 3,330,058
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 3,330,058
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,330,058
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.5% (1)
12.	TYPE OF REPORTING PERSON PN

(1)

The percent of class was calculated based on 132,018,026 shares of Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2021.

CUSIP No. 74275K908	SCHEDULE 13G	Page 14 of 34 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners IV Co-Invest, L.P., Series P
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 940,443
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 940,443
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 940,443
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.7% (1)
12.	TYPE OF REPORTING PERSON PN

(1)

The percent of class was calculated based on 132,018,026 shares of Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2021.

CUSIP No. 74275K908	SCHEDULE 13G	Page 15 of 34 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners IV GP, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 6,280,324 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 6,280,324 (1)
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,280,324 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.8% (2)
12.	TYPE OF REPORTING PERSON PN

(1)

Represents shares of Common Stock held by ICONIQ Strategic Partners IV, L.P., ICONIQ Strategic Partners IV-B, L.P. and ICONIQ Strategic Partners IV Co-Invest L.P., Series P. ICONIQ Strategic Partners IV GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners IV, L.P., ICONIQ Strategic Partners IV-B, L.P. and ICONIQ Strategic Partners IV Co-Invest, L.P., Series P, and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners IV, L.P., ICONIQ Strategic Partners IV-B, L.P. and ICONIQ Strategic Partners IV Co-Invest, L.P., Series P.

(2)

The percent of class was calculated based on 132,018,026 shares of Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2021.

CUSIP No. 74275K908	SCHEDULE 13G	Page 16 of 34 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners IV TT GP, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 6,280,324 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 6,280,324 (1)
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,280,324 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.8% (2)
12.	TYPE OF REPORTING PERSON CO

(1)

Represents shares of Common Stock held by ICONIQ Strategic Partners IV, L.P., ICONIQ Strategic Partners IV-B, L.P. and ICONIQ Strategic Partners IV Co-Invest L.P., Series P. ICONIQ Strategic Partners IV GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners IV, L.P., ICONIQ Strategic Partners IV-B, L.P. and ICONIQ Strategic Partners IV Co-Invest, L.P., Series P, and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners IV, L.P., ICONIQ Strategic Partners IV-B, L.P. and ICONIQ Strategic Partners IV Co-Invest, L.P., Series P. ICONIQ Strategic Partners IV TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners IV GP, L.P.

(2)

The percent of class was calculated based on 132,018,026 shares of Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2021.

CUSIP No. 74275K908	SCHEDULE 13G	Page 17 of 34 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners V, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 115,070
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 115,070
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 115,070
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1% (1)
12.	TYPE OF REPORTING PERSON PN

(1)

The percent of class was calculated based on 132,018,026 shares of Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2021.

CUSIP No. 74275K908	SCHEDULE 13G	Page 18 of 34 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners V-B, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 177,265
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 177,265
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 177,265
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1% (1)
12.	TYPE OF REPORTING PERSON PN

(1)

The percent of class was calculated based on 132,018,026 shares of Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2021.

CUSIP No. 74275K908	SCHEDULE 13G	Page 19 of 34 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners V GP, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 292,335 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 292,335 (1)
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 292,335 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2% (2)
12.	TYPE OF REPORTING PERSON PN

(1)

Represents shares of Common Stock held by ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. ICONIQ Strategic Partners V GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners IV-B, L.P and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P.

(2)

The percent of class was calculated based on 132,018,026 shares of Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2021.

CUSIP No. 74275K908	SCHEDULE 13G	Page 20 of 34 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners V TT GP, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 292,335 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 292,335 (1)
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 292,335 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2% (2)
12.	TYPE OF REPORTING PERSON CO

(1)

Represents shares of Common Stock held by ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. ICONIQ Strategic Partners V GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners IV-B, L.P and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. ICONIQ Strategic Partners V TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners V GP, L.P.

(2)

The percent of class was calculated based on 132,018,026 shares of Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2021.

CUSIP No. 74275K908	SCHEDULE 13G	Page 21 of 34 Pages

1.	NAMES OF REPORTING PERSONS Divesh Makan
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 43,864,312* (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 43,864,312* (1)
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 43,864,312* (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 33.2% (2)
12.	TYPE OF REPORTING PERSON IN

*	Includes 241,443 shares of Common Stock held by Divesh Makan through a family trust of which he is trustee and another estate planning trust having an independent trustee.
(1)

Represents 43,662,869 shares of Common Stock held directly by ICONIQ Strategic Partners II, L.P., ICONIQ Strategic Partners II-B, L.P., ICONIQ Strategic Partners II Co-Invest L.P., P Series, ICONIQ Strategic Partners III, L.P., ICONIQ Strategic Partners III-B, L.P., ICONIQ Strategic Partners III Co-Invest L.P., Series P, ICONIQ Strategic Partners IV, L.P., ICONIQ Strategic Partners IV-B, L.P., ICONIQ Strategic Partners IV Co-Invest, L.P., Series P, ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. ICONIQ Strategic Partners II GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners II, L.P., ICONIQ Strategic Partners II-B, L.P. and ICONIQ Strategic Partners II Co-Invest, L.P., P Series, and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners II, L.P., ICONIQ Strategic Partners II-B, L.P. and ICONIQ Strategic Partners II Co-Invest, L.P., P Series. ICONIQ Strategic Partners II TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners II GP, L.P. ICONIQ Strategic Partners III GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners III, L.P., ICONIQ Strategic Partners III-B, L.P. and ICONIQ Strategic Partners III Co-Invest, L.P., Series P, and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners III, L.P., ICONIQ Strategic Partners III-B, L.P. and ICONIQ Strategic Partners III Co-Invest, L.P., Series P. ICONIQ Strategic Partners III TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners III GP, L.P. ICONIQ Strategic Partners IV GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners IV, L.P., ICONIQ Strategic Partners IV-B, L.P. and ICONIQ Strategic Partners IV Co-Invest, L.P., Series P, and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners IV, L.P., ICONIQ Strategic Partners IV-B, L.P. and ICONIQ Strategic Partners IV Co-Invest, L.P., Series P. ICONIQ Strategic Partners IV TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners IV GP, L.P. ICONIQ Strategic Partners V GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. ICONIQ Strategic Partners V TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners V GP, L.P. Divesh Makan and William J.G. Griffith are the sole equity

CUSIP No. 74275K908	SCHEDULE 13G	Page 22 of 34 Pages

holders of each of ICONIQ Strategic Partners II TT GP, Ltd. and ICONIQ Strategic Partners III TT GP, Ltd. Divesh Makan, William J.G. Griffith and Matthew Jacobson are the sole equity holders of each of ICONIQ Strategic Partners IV TT GP, Ltd. and ICONIQ Strategic Partners V TT GP, Ltd.
(2)

The percent of class was calculated based on 132,018,026 shares of Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2021.

CUSIP No. 74275K908	SCHEDULE 13G	Page 23 of 34 Pages

1.	NAMES OF REPORTING PERSONS William J.G. Griffith
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 43,864,434* (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 43,864,434* (1)
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 43,864,434* (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 33.2% (2)
12.	TYPE OF REPORTING PERSON IN

*	Includes 241,565 shares of Common Stock held by William J.G. Griffith through a family trust of which he is trustee and another estate planning trust having an independent trustee.
(1)

Represents 43,662,869 shares of Common Stock held directly by ICONIQ Strategic Partners II, L.P., ICONIQ Strategic Partners II-B, L.P., ICONIQ Strategic Partners II Co-Invest L.P., P Series, ICONIQ Strategic Partners III, L.P., ICONIQ Strategic Partners III-B, L.P., ICONIQ Strategic Partners III Co-Invest L.P., Series P, ICONIQ Strategic Partners IV, L.P., ICONIQ Strategic Partners IV-B, L.P., ICONIQ Strategic Partners IV Co-Invest, L.P., Series P, ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. ICONIQ Strategic Partners II GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners II, L.P., ICONIQ Strategic Partners II-B, L.P. and ICONIQ Strategic Partners II Co-Invest, L.P., P Series, and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners II, L.P., ICONIQ Strategic Partners II-B, L.P. and ICONIQ Strategic Partners II Co-Invest, L.P., P Series. ICONIQ Strategic Partners II TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners II GP, L.P. ICONIQ Strategic Partners III GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners III, L.P., ICONIQ Strategic Partners III-B, L.P. and ICONIQ Strategic Partners III Co-Invest, L.P., Series P, and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners III, L.P., ICONIQ Strategic Partners III-B, L.P. and ICONIQ Strategic Partners III Co-Invest, L.P., Series P. ICONIQ Strategic Partners III TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners III GP, L.P. ICONIQ Strategic Partners IV GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners IV, L.P., ICONIQ Strategic Partners IV-B, L.P. and ICONIQ Strategic Partners IV Co-Invest, L.P., Series P, and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners IV, L.P., ICONIQ Strategic Partners IV-B, L.P. and ICONIQ Strategic Partners IV Co-Invest, L.P., Series P. ICONIQ Strategic Partners IV TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners IV GP, L.P. ICONIQ Strategic Partners V GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. ICONIQ Strategic Partners V TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners V GP, L.P. Divesh Makan and William J.G. Griffith are the sole equity

CUSIP No. 74275K908	SCHEDULE 13G	Page 24 of 34 Pages

holders of each of ICONIQ Strategic Partners II TT GP, Ltd. and ICONIQ Strategic Partners III TT GP, Ltd. Divesh Makan, William J.G. Griffith and Matthew Jacobson are the sole equity holders of each of ICONIQ Strategic Partners IV TT GP, Ltd. and ICONIQ Strategic Partners V TT GP, Ltd.
(2)

The percent of class was calculated based on 132,018,026 shares of Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2021.

CUSIP No. 74275K908	SCHEDULE 13G	Page 25 of 34 Pages

1.	NAMES OF REPORTING PERSONS Matthew Jacobson
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 6,641,594* (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 6,641,594* (1)
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,641,594* (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.0% (2)
12.	TYPE OF REPORTING PERSON IN

*	Includes 68,935 shares of Common Stock held by Matthew Jacobson through a trust of which he is trustee.
(1)

Represents 6,572,659 shares of Common Stock held directly by ICONIQ Strategic Partners IV, L.P., ICONIQ Strategic Partners IV-B, L.P., ICONIQ Strategic Partners IV Co-Invest, L.P., Series P, ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. ICONIQ Strategic Partners IV GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners IV, L.P., ICONIQ Strategic Partners IV-B, L.P. and ICONIQ Strategic Partners IV Co-Invest, L.P., Series P, and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners IV, L.P., ICONIQ Strategic Partners IV-B, L.P. and ICONIQ Strategic Partners IV Co-Invest, L.P., Series P. ICONIQ Strategic Partners IV TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners IV GP, L.P. ICONIQ Strategic Partners V GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. ICONIQ Strategic Partners V TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners V GP, L.P. Divesh Makan, William J.G. Griffith and Matthew Jacobson are the sole equity holders of each of ICONIQ Strategic Partners IV TT GP, Ltd. and ICONIQ Strategic Partners V TT GP, Ltd.

(2)

The percent of class was calculated based on 132,018,026 shares of Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2021.

CUSIP No. 74275K908	SCHEDULE 13G	Page 26 of 34 Pages

Item 1.		Issuer

	(a)	Name of Issuer:

Procore Technologies, Inc. (the “Issuer”)

	(b)	Address of Issuer’s Principal Executive Offices:

6309 Carpinteria Avenue
Carpinteria, CA 93013

Item 2.		Filing Person

	(a) – (c)	Name of Persons Filing; Address; Citizenship:

		(i)	ICONIQ Strategic Partners II, L.P., a Cayman Islands exempted limited partnership (“ICONIQ II”).

		(ii)	ICONIQ Strategic Partners II-B, L.P., a Cayman Islands exempted limited partnership (“ICONIQ II-B”).

		(iii)	ICONIQ Strategic Partners II Co-Invest, L.P., P Series, a Delaware series limited partnership (“ICONIQ II Co-Invest” and, together with ICONIQ II and ICONIQ II-B, the “ICONIQ II Funds”).

		(iv)	ICONIQ Strategic Partners III, L.P., a Cayman Islands exempted limited partnership (“ICONIQ III”).

		(v)	ICONIQ Strategic Partners III-B, L.P., a Cayman Islands exempted limited partnership (“ICONIQ III-B”).

		(vi)	ICONIQ Strategic Partners III Co-Invest, L.P., Series P, a Delaware series limited partnership (“ICONIQ III Co-Invest” and, together with ICONIQ III and ICONIQ III-B, the “ICONIQ III Funds”).

		(vii)	ICONIQ Strategic Partners IV, L.P., a Cayman Islands exempted limited partnership (“ICONIQ IV”).

		(viii)	ICONIQ Strategic Partners IV-B, L.P., a Cayman Islands exempted limited partnership (“ICONIQ IV-B”).

		(ix)	ICONIQ Strategic Partners IV Co-Invest, L.P., Series P, a Delaware series limited partnership (“ICONIQ IV Co-Invest” and, together with ICONIQ IV and ICONIQ IV-B, the “ICONIQ IV Funds”).

		(x)	ICONIQ Strategic Partners V, L.P., a Cayman Islands exempted limited partnership (“ICONIQ V”).

		(xi)	ICONIQ Strategic Partners V-B, L.P., a Cayman Islands exempted limited partnership (“ICONIQ V-B” and, together with ICONIQ V, the “ICONIQ V Funds”).

		(xii)	ICONIQ Strategic Partners II GP, L.P., a Cayman Islands exempted limited partnership (“ICONIQ II GP”), the sole general partner of the ICONIQ II Funds.

		(xiii)	ICONIQ Strategic Partners III GP, L.P., a Cayman Islands exempted limited partnership (“ICONIQ III GP”), the sole general partner of the ICONIQ III Funds.

		(xiv)	ICONIQ Strategic Partners IV GP, L.P., a Cayman Islands exempted limited partnership (“ICONIQ IV GP”), the sole general partner of the ICONIQ IV Funds.

		(xv)	ICONIQ Strategic Partners V GP, L.P., a Cayman Islands exempted limited partnership (“ICONIQ V GP”), the sole general partner of the ICONIQ V Funds.

		(xvi)	ICONIQ Strategic Partners II TT GP, Ltd., a Cayman Islands exempted company (“ICONIQ II Parent GP”), the sole general partner of ICONIQ II GP.

		(xvii)	ICONIQ Strategic Partners III TT GP, Ltd., a Cayman Islands exempted company (“ICONIQ III Parent GP”), the sole general partner of ICONIQ III GP.

		(xviii)	ICONIQ Strategic Partners IV TT GP, Ltd., a Cayman Islands exempted company (“ICONIQ IV Parent GP”), the sole general partner of ICONIQ IV GP.

		(xix)	ICONIQ Strategic Partners V TT GP, Ltd., a Cayman Islands exempted company (“ICONIQ V Parent GP”), the sole general partner of ICONIQ V GP.

		(xx)	Divesh Makan, a citizen of the United States (“Makan”).

		(xxi)	William J.G. Griffith, a citizen of the United States (“Griffith”), together with Makan, are the sole equity holders of ICONIQ II Parent GP and ICONIQ III Parent GP.

		(xxii)	Matthew Jacobson, a citizen of the United States (“Jacobson”), together with Makan and Griffith, are the sole equity holders of ICONIQ IV Parent GP and ICONIQ V Parent GP.

CUSIP No. 74275K908	SCHEDULE 13G	Page 27 of 34 Pages

The address of the principal business office of each of the reporting persons is c/o ICONIQ Capital, 394 Pacific Avenue, 2nd Floor, San Francisco, CA 94111.

	(d)	Title of Class of Securities:

Common Stock, $0.0001 par value per share ( “Common Stock”)

	(e)	CUSIP Number: 833445109

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

	(a)	☐		Broker or dealer registered under Section 15 of the Act;

	(b)	☐		Bank as defined in Section 3(a)(6) of the Act;

	(c)	☐		Insurance company as defined in Section 3(a)(19) of the Act;

	(d)	☐		Investment company registered under Section 8 of the Investment Company Act of 1940;

	(e)	☐		An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

	(f)	☐		An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

	(g)	☐		A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

	(h)	☐		A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)	☐		A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

	(j)	☐		A non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J);

	(k)	☐		Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution:

If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.	Ownership.

	(a) and (b)		Amount beneficially owned:

			(i)	ICONIQ II directly owns 11,225,164 shares of Common Stock, which represents approximately 8.5% of the outstanding Common Stock.

			(ii)	ICONIQ II-B directly owns 8,787,037 shares of Common Stock, which represents approximately 6.7% of the outstanding Common Stock.

			(iii)	ICONIQ II Co-Invest directly owns 4,160,944 shares of Common Stock, which represents approximately 3.2% of the outstanding Common Stock.

			(iv)	ICONIQ II GP may be deemed to beneficially own 24,173,145 shares of Common Stock owned by the ICONIQ II Funds, which represents approximately 18.3% of the outstanding Common Stock.

			(v)	ICONIQ II Parent GP may be deemed to beneficially own 24,173,145 shares of Common Stock owned by the ICONIQ II Funds, which represents approximately 18.3% of the outstanding Common Stock.

			(vi)	ICONIQ III directly owns 5,237,611 shares of Common Stock, which represents approximately 4.0% of the outstanding Common Stock.

			(vii)	ICONIQ III-B directly owns 5,596,460 shares of Common Stock, which represents approximately 4.2% of the outstanding Common Stock.

			(viii)	ICONIQ III Co-Invest directly owns 2,042,994 shares of Common Stock, which represents approximately 1.5% of the outstanding Common Stock.

			(ix)	ICONIQ III GP may be deemed to beneficially own 12,877,065 shares of Common Stock owned by the ICONIQ III Funds, which represents approximately 9.8% of the outstanding Common Stock.

CUSIP No. 74275K908	SCHEDULE 13G	Page 28 of 34 Pages

	(x)	ICONIQ III Parent GP may be deemed to beneficially own 12,877,065 shares of Common Stock owned by the ICONIQ III Funds, which represents approximately 9.8% of the outstanding Common Stock.

	(xi)	ICONIQ IV directly owns 2,009,823 shares of Common Stock, which represents approximately 1.5% of the outstanding Common Stock.

	(xii)	ICONIQ IV-B directly owns 3,330,058 shares of Common Stock, which represents approximately 2.5% of the outstanding Common Stock.

	(xiii)	ICONIQ IV Co-Invest directly owns 940,443 shares of Common Stock, which represents approximately 0.7% of the outstanding Common Stock.

	(xiv)	ICONIQ IV GP may be deemed to beneficially own 6,280,324 shares of Common Stock owned by the ICONIQ IV Funds, which represents approximately 4.8% of the outstanding Common Stock.

	(xv)	ICONIQ IV Parent GP may be deemed to beneficially own 6,280,324 shares of Common Stock owned by the ICONIQ IV Funds, which represents approximately 4.8% of the outstanding Common Stock.

	(xvi)	ICONIQ V directly owns 115,070 shares of Common Stock, which represents approximately 0.1% of the outstanding Common Stock.

	(xvii)	ICONIQ V-B directly owns 177,265 shares of Common Stock, which represents approximately 0.1% of the outstanding Common Stock.

	(xviii)	ICONIQ V GP may be deemed to beneficially own 292,335 shares of Common Stock owned by the ICONIQ V Funds, which represents approximately 0.2% of the outstanding Common Stock.

	(xix)	ICONIQ V Parent GP may be deemed to beneficially own 292,335 shares of Common Stock owned by the ICONIQ V Funds, which represents approximately 0.2% of the outstanding Common Stock.

	(xx)	Makan directly owns 241,443 shares of Common Stock and may be deemed to beneficially own 43,622,869 shares of Common Stock owned by the ICONIQ II Funds, the ICONIQ III Funds, the ICONIQ IV Funds and the ICONIQ V Funds, which represents approximately 33.2% of the outstanding Common Stock.

	(xxi)	Griffith directly owns 241,565 shares of Common Stock and may be deemed to beneficially own 43,622,869 shares of Common Stock owned by the ICONIQ II Funds, the ICONIQ III Funds, the ICONIQ IV Funds and the ICONIQ V Funds, which represents approximately 33.2% of the outstanding Common Stock.

	(xxii)	Jacobson directly owns 68,935 shares of Common Stock and may be deemed to beneficially own 6,572,659 shares of Common Stock owned by the ICONIQ IV Funds and the ICONIQ V Funds, which represents approximately 5.0% of the outstanding Common Stock.

(c)		Number of shares to which such person has:

	Number of Common Stock
Reporting Person	(i)	(ii)	(iii)	(iv)
ICONIQ II	11,225,164	0	11,225,164	0
ICONIQ II-B	8,787,037	0	8,787,037	0
ICONIQ II Co-Invest	4,160,944	0	4,160,944	0
ICONIQ II GP	24,173,145	0	24,173,145	0
ICONIQ II Parent GP	24,173,145	0	24,173,145	0
ICONIQ III	5,237,611	0	5,237,611	0
ICONIQ III-B	5,596,460	0	5,596,460	0
ICONIQ III Co-Invest	2,042,994	0	2,042,994	0
ICONIQ III GP	12,877,065	0	12,877,065	0
ICONIQ III Parent GP	12,877,065	0	12,877,065	0
ICONIQ IV	2,009,823	0	2,009,823	0
ICONIQ IV-B	3,330,058	0	3,330,058	0
ICONIQ IV Co-Invest	940,443	0	940,443	0
ICONIQ IV GP	6,280,324	0	6,280,324	0
ICONIQ IV Parent GP	6,280,324	0	6,280,324	0
ICONIQ V	115,070	0	115,070	0
ICONIQ V-B	177,265	0	177,265	0
ICONIQ V GP	292,335	0	292,335	0
ICONIQ V Parent GP	292,335	0	292,335	0
Makan	43,864,312	0	43,864,312	0
Griffith	43,864,434	0	43,864,434	0
Jacobson	6,641,594	0	6,641,594	0

(i)	Sole power to vote or direct the vote

CUSIP No. 74275K908	SCHEDULE 13G	Page 29 of 34 Pages

(ii)	Shared power to vote or to direct the vote
(iii)	Sole power to dispose or to direct the disposition of
(iv)	Shared power to dispose or to direct the disposition of

The percent of class was calculated based on 132,018,026 shares of Common Stock outstanding as of October 29, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2021.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following. ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

The Reporting Persons expressly disclaim membership in a “group” as used in Rule 13d-5(b)(1).

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

CUSIP No. 74275K908	SCHEDULE 13G	Page 30 of 34 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2022

ICONIQ Strategic Partners II, L.P., a Cayman
Islands exempted limited partnership

By:	ICONIQ Strategic Partners II GP, L.P., a
Cayman Islands Exempted limited partner,
its General Partner

By:	ICONIQ Strategic Partners II TT GP, Ltd, a
Cayman Islands exempted company,
its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners II-B, L.P., a Cayman
Islands exempted limited partnership

By:	ICONIQ Strategic Partners II GP, L.P., a
Cayman Islands exempted limited
partnership, its General Partner

By:	ICONIQ Strategic Partners II TT GP, Ltd., a
Cayman Islands exempted company, its
General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners II Co-Invest, L.P., a
Delaware series limited partnership, P Series

By:	ICONIQ Strategic Partners II GP, L.P., a
Cayman Islands exempted limited
partnership, its General Partner

By:	ICONIQ Strategic Partners II TT GP, Ltd., a
Cayman Islands exempted company, its
General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

CUSIP No. 74275K908	SCHEDULE 13G	Page 31 of 34 Pages

ICONIQ Strategic Partners III, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners III GP, L.P., a
Cayman Islands Exempted limited partner,
its General Partner

By:	ICONIQ Strategic Partners III TT GP, Ltd, a
Cayman Islands exempted company,
its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners III-B, L.P., a Cayman
Islands exempted limited partnership

By:	ICONIQ Strategic Partners III GP, L.P., a
Cayman Islands exempted limited
partnership, its General Partner

By:	ICONIQ Strategic Partners III TT GP, Ltd., a
Cayman Islands exempted company, its
General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners III Co-Invest, L.P., a
Delaware series limited partnership, Series P

By:	ICONIQ Strategic Partners III GP, L.P., a
Cayman Islands exempted limited
partnership, its General Partner

By:	ICONIQ Strategic Partners III TT GP, Ltd., a
Cayman Islands exempted company, its
General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners IV, L.P., a Cayman
Islands exempted limited partnership

By:	ICONIQ Strategic Partners IV GP, L.P., a
Cayman Islands Exempted limited partner,
its General Partner

By:	ICONIQ Strategic Partners IV TT GP, Ltd, a
Cayman Islands exempted company,
its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

CUSIP No. 74275K908	SCHEDULE 13G	Page 32 of 34 Pages

ICONIQ Strategic Partners IV-B, L.P., a Cayman
Islands exempted limited partnership

By:	ICONIQ Strategic Partners IV GP, L.P., a
Cayman Islands exempted limited
partnership, its General Partner

By:	ICONIQ Strategic Partners IV TT GP, Ltd., a
Cayman Islands exempted company, its
General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners IV Co-Invest, L.P., a
Delaware series limited partnership, Series P

By:	ICONIQ Strategic Partners IV GP, L.P., a
Cayman Islands exempted limited
partnership, its General Partner

By:	ICONIQ Strategic Partners IV TT GP, Ltd., a
Cayman Islands exempted company, its
General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners V, L.P., a Cayman
Islands exempted limited partnership

By:	ICONIQ Strategic Partners V GP, L.P., a
Cayman Islands Exempted limited partner,
its General Partner

By:	ICONIQ Strategic Partners V TT GP, Ltd, a
Cayman Islands exempted company,
its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners V-B, L.P., a Cayman
Islands exempted limited partnership

By:	ICONIQ Strategic Partners V GP, L.P., a
Cayman Islands exempted limited
partnership, its General Partner

By:	ICONIQ Strategic Partners V TT GP, Ltd., a
Cayman Islands exempted company, its
General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

CUSIP No. 74275K908	SCHEDULE 13G	Page 33 of 34 Pages

ICONIQ Strategic Partners II GP, L.P., a
Cayman Islands exempted limited
partnership

By:	ICONIQ Strategic Partners II TT GP, Ltd., a
Cayman Islands exempted company, its
General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners III GP, L.P., a
Cayman Islands exempted limited
partnership

By:	ICONIQ Strategic Partners III TT GP, Ltd., a
Cayman Islands exempted company, its
General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners IV GP, L.P., a
Cayman Islands exempted limited
partnership

By:	ICONIQ Strategic Partners IV TT GP, Ltd., a
Cayman Islands exempted company, its
General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners V GP, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners V TT GP, Ltd., a
Cayman Islands exempted company, its
General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

CUSIP No. 74275K908	SCHEDULE 13G	Page 34 of 34 Pages

ICONIQ Strategic Partners II TT GP, Ltd., a
Cayman Islands exempted company

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners III TT GP, Ltd., a
Cayman Islands exempted company

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners IV TT GP, Ltd., a
Cayman Islands exempted company

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners V TT GP, Ltd., a
Cayman Islands exempted company

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

/s/ Divesh Makan
Signature of Reporting Person

/s/ William J.G. Griffith
Signature of Reporting Person

/s/ Matthew Jacobson
Signature of Reporting Person